Exhibit 99.1

Tesoro Logistics LP Announces Pricing of $350 Million of 5.875% Senior Notes

SAN ANTONIO – September 7, 2012 – Tesoro Logistics LP (the “Partnership”) (NYSE:TLLP) today announced that it has finalized the terms of its previously announced senior notes offering. The Partnership will issue $350 million aggregate principal amount of 5.875% Senior Notes due 2020. The notes will be unsecured. The Partnership anticipates that consummation of the offering will occur on September 14, 2012 and intends to use the proceeds from the offering to fund its acquisition of Tesoro Refining and Marketing Company’s Long Beach Marine terminal and Los Angeles short-haul pipelines and to repay all of its outstanding indebtedness under its revolving credit facility, with any remaining amounts to be used for working capital and general partnership purposes.

The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered, by the initial purchasers, only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of any securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Tesoro Logistics LP

Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

Contact:

Investors:

Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:

Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and difficult to predict. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Partnership’s Annual Report on Form 10-K filed on February 29, 2012 and Quarterly Report on Form 10-Q filed on August 7, 2012. All forward-looking statements attributable to the Partnership or persons acting on the Partnership’s behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect the Partnership’s view only as of the date of this press release. The Partnership undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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